Exhibit 99.2

CGI Holding Corporation signs Letter of Intent to acquire Babytobee.com, a major marketer to expecting parents

Acquisition will continue to position Think Partnership as a leader in the Internet marketing space

NORTHBROOK, Ill., July 13, 2005 — CGI Holding Corporation, which plans to seek shareholder approval to change its name to Think Partnership Inc. (AMEX:THK, the “Company”), today announced that the Company has entered into a letter of intent to merge with privately held Morex Marketing Group, LLC, a New York limited liability company (“Morex”), and the parent company of the Internet website www.Babytobee.com.  Through Babytobee.com, Morex has developed an unusually successful model for direct marketing to expecting parents, primarily via the Internet.

According to Morex co-founder Lloyd Ecker, Babytobee.com is currently the largest gatherer of names of moms-to-be in the marketplace. He said the question, “Do you know a mother or father-to-be who want a lot of free stuff for the coming baby?” is seen by over 10 million Internet users every day, and the response to that question has positioned Babytobee.com as a direct marketing leader in this niche market. Ecker said Babytobee.com has captured over 33 percent of the current pregnant population and expects to capture 50 percent in the next 12 months due to the proprietary postal, email and telephone permission-based parents-to-be database Morex has developed. As a result, Ecker explained, maternity and baby advertisers are eager to work with Morex to reach consumers making considerable purchase decisions on a wide variety of products and services.

In the merger, the Company plans to pay the shareholders of Morex six times Morex’s pre-tax income for the twelve months ended June 30, 2005 payable half in cash and half in common stock of THK.  Subject to the completion of audits, the company expects the pre-tax income of Morex for the twelve months ended June 30, 2005 to be between $1 million and $2 million and Morex expects its’ 2006 pre-tax income to approach $5 million.  The shareholders of Morex will also be entitled to certain earnout payments based upon the pre-tax earnings of Morex during 2005 through 2008 payable half in cash and half in common stock of THK.  These potential earnout payments will ensure that the total merger consideration payable to the Morex shareholders will not be less than four times Morex’s highest annual pre-tax income during that four year period, but not in any event more than $42 million.

Ecker and his partner, Robert Moore, the Co-Chief Executive Officers of Morex, will continue to lead the business after the closing. The closing of the proposed transaction is subject to the satisfaction of a number of conditions, including the completion of due diligence, the completion of audits, a financing contingency in regard to the cash portion of the merger consideration, the execution of mutually acceptable definitive documentation, Board of Director approvals, and other customary conditions.

Gerard M. Jacobs, the Company’s CEO, stated, “Morex will be a tremendous addition to Think Partnership. Morex’s growth over the past 18 months has been exceptionally rapid due to the uniquely successful model they’ve developed for reaching niche segments of the population via direct marketing over the Internet and by conventional direct mail.  I’m looking forward to Lloyd Ecker and Robert More becoming our newest partners at Think Partnership.”

Scott Mitchell, the CEO of the Company’s Cherish subsidiary who led the negotiations on behalf of Think Partnership in this transaction, added, “Morex has developed a successful way to reach a particular niche, and we see them being able to use that model to expand exponentially into several other niche market segments when they join the Think Partnership family.”

Ecker stated, “We really weren’t looking to sell our company.  But the next step in our business plan was to build the top prenatal and baby shopping and information website on the Internet.  In order for us to do that, we knew we were going to need some additional expertise and that led us to Think’s WebSourced.”

Moore agreed.  “WebSourced is going help us realize our goals to get to the top spots in all the search engines.  The proposed merger with Think Partnership will also allow us to leverage their significant assets in affiliate marketing to create additional revenue streams.  We’re looking forward to becoming a significant contributor to THK’s bottom line.”

Mr. Josh Gillon, President of What If Holdings, LLC, initiated the transaction between the parties, and is representing Morex as its broker for the transaction.

The Company has begun doing business under the name “Think Partnership Inc.” and will seek formal shareholder approval to change its legal name to Think Partnership Inc. The Company is based in Northbrook, Ill. (see www.thinkpartnership.com) and currently has eight subsidiaries: WebSourced, Inc., Morrisville, N.C., a leader in search engine optimization and pay-per-click campaign management (see www.websourced.com and www.keywordranking.com); MarketSmart Advertising, Inc., Rightstuff, Inc. d/b/a Bright Idea Studios, and Checkup Marketing, Inc., Raleigh, N.C., providing world-class off-line advertising, public relations, marketing, branding and shopping evaluation services (see www.marketsmart.net, www.brightideastudios.com and www.checkupmarketing.com); Cherish, Inc., Clearwater, Fla., a leading online dating company (see www.cherish.com); Ozona Online Network, Inc., Clearwater, Fla., providing a comprehensive scope of online services including start to finish web design, custom web based applications, database systems, managed and shared hosting solutions, e-commerce, and high-speed business Internet access (see www.ozline.net); KowaBunga! Marketing, Inc., Westland, Mich., providing Internet marketing software technologies, including software for affiliate marketing, search engine marketing and opt-in email marketing (see www.kowabunga.com); and PrimaryAds Inc., North Plainfield, N.J., a leading provider of affiliate marketing services that connects website publishers with online advertisers (see www.PrimaryAds.com). The Company has also entered into an agreement to merge with privately-held Meandaur, Inc. d/b/a Proceed Interactive, a full service marketing and communications agency with a core competency in search marketing, which has offices in Chicago, Dallas and Los Angeles (see www.proceedinteractive.com); and has signed letters of intent to acquire: Vintacom Media Group, Inc., Edmonton, Alberta Canada, a leading online dating company (see www.Vintacom.com); and Real Estate School Online Inc., Miami, Fla., a leader in online education (see www.RealEstateSchoolOnline.com).

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. The words “believe,” “expect,” “intend,” estimate,” “anticipate,” “will” and similar expressions are intended to further identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the Company’s report on Form 10-QSB for the quarter ended March 31, 2005 under the section headed “Management Discussion and Analysis or Plan of Operation - Risk Factors.” The Company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the Company’s forward-looking statements. The forward-looking statements to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

For CGI Holding Corporation:

WordSmith Communications

Glenna Musante, 800-849-2118, Ext. 126;

gmusante@marketsmart.net